Exhibit 10.1
July 6, 2024 Josh Marion
jmarion@kosmosenergy.com

Re: Promotion
Dear Josh,

Congratulations! I am pleased to offer you a promotion from VP, and Deputy General Counsel to SVP and General Counsel, effective July 8, 2024.

Your new annual pay is $450,000 and your annual bonus target will increase from 50% to 75%. Your new annual pay will continue to be paid on a semi-monthly basis and you will report to Andy Inglis in this position.

If you are terminated through no fault of your own or your position is eliminated, and you are not offered a comparable position in Dallas you will receive your current Base Annual Salary plus Estimated Bonus for 1 year. Additionally, Kosmos will reimburse you the amount of COBRA payment to cover medical and dental health insurance for you and your dependents for 1 year.
All other terms and conditions of employment will remain unchanged.

Josh, you are a valuable part of our team. Thank you for your contribution to Kosmos. Again, congratulations on the promotion.

Please let me know if you have any questions.

Sincerely,

/s/ Andrew G. Inglis

Andy Inglis Chairman & CEO

Accepted:
/s/ Josh R. Marion	July 07, 2024
Josh Marion	Date